UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 27, 2010
FREIGHTCAR AMERICA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-51237	25-1837219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two North Riverside Plaza, Suite 1250
Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)
(800) 458-2235
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On August 27, 2010, FreightCar America, Inc. (the “Company”) announced that its Board of Directors (the “Board”) has appointed Joseph E. McNeely as Vice President, Finance, Chief Financial Officer and Treasurer, effective on September 13, 2010.
          Mr. McNeely, 46, has 25 years of experience in finance and accounting, the last 14 years of which have been in the railcar industry. He most recently served as Vice President of Mitsui Rail Capital, LLC (“Mitsui”), a subsidiary of Mitsui and Co., Ltd. that is engaged in the leasing of rail equipment. From 2007 to 2010, Mr. McNeely’s responsibilities at Mitsui included business development, sales management and organizational management. Prior to that, from 2001 to 2007, Mr. McNeely served as Vice President Finance of GATX Rail, a subsidiary of GATX Corporation that was engaged in the leasing, operation and management of rail assets. During his time at GATX Rail, Mr. McNeely was the primary financial officer for the division and his role included all aspects of financial management, including accounting, financial reporting and compliance and strategic planning.
          Mr. McNeely succeeds Christopher L. Nagel, who had served as Vice President, Finance, Chief Financial Officer and Treasurer since January 14, 2009 and left the Company by mutual consent.
          In connection with Mr. McNeely’s appointment, the Company and Mr. McNeely entered into a letter agreement regarding Terms of Employment (the “Agreement”) dated August 27, 2010 and effective September 13, 2010 (the “Effective Date”). A description of the material terms of the Agreement is set forth below, which description is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1.
     (1) Term: Mr. McNeely’s employment with the Company is not for a specified term and there is no specified term for the Agreement.
     (2) Base Salary: The Company will pay Mr. McNeely an initial base salary of $265,000, which is subject to annual review by the Company.
     (3) Bonus: Mr. McNeely will be entitled to participate in the Company’s annual cash incentive plan applicable to senior executives (the “Bonus Plan”) and to earn a bonus (“Bonus”) for each fiscal year of the Company ending during his employment beginning in fiscal year 2011 and a pro-rated bonus for fiscal year 2010. His target Bonus is 50% of his base salary, upon achievement of a target level of performance set forth in the Bonus Plan, and is payable within 2.5 months after the end of the relevant fiscal year. His maximum Bonus may be as much as 75% of his base salary.
     (4) Long-Term Incentive and Other Executive Compensation Plans: Mr. McNeely will be eligible to participate in all of the Company’s equity-based and cash-based long-term incentive and other executive and deferred compensation plans on a basis no less favorable than other similarly situated executives.
     (5) Sign-On Award: On the Effective Date, the Company will award Mr. McNeely 2,500 shares of restricted stock in accordance with and subject to the terms of the Company’s 2005 Long Term Incentive Plan, vesting in three equal annual installments beginning on the first anniversary of the Effective Date. This restricted stock award would become fully vested upon a change in control.
     (6) Other Amounts: Mr. McNeely will be entitled to participate in each of the Company’s employee retirement, savings, welfare and fringe benefit plans, and perquisites, offered to its senior executives. He will be entitled to seven days of paid vacation during the remainder of 2010 and at least four weeks of paid annual vacation beginning in 2011, and reimbursement by the Company for all business expenses (including entertainment) incurred in connection with his duties.
     (7) Make-Whole Agreement: If Mitsui does not pay Mr. McNeely an annual incentive bonus for the 2010 calendar year (the “Mitsui Bonus”), the Company, within 60 days of its receipt of a certification from Mr. McNeely that Mitsui’s failure to pay the Mitsui Bonus was a result of Mr. McNeely’s termination of his employment, will pay Mr. McNeely an amount equal to the lesser of the Mitsui Bonus or $50,000. If, subsequent to the receipt of such amount, Mr. McNeely voluntarily terminates his employment with the Company before September 13, 2011, other than for Good Reason (as defined in the Agreement), he must repay such amount to the Company.
     (8) Termination Payments: Pursuant to the Agreement, Mr. McNeely’s employment may be terminated by the Company or Mr. McNeely upon notice to the other party. Upon a termination of Mr. McNeely’s employment for any reason, he will be entitled to (i) accrued base salary and accrued and unused vacation through the date of termination, (ii) any earned and unpaid prior fiscal year bonus and (iii) any accrued and vested benefits and unreimbursed expenses incurred and unpaid on the date of termination. In addition, Mr. McNeely will be a participant in the Company’s Executive Severance Plan, which sets forth Mr. McNeely’s benefits upon termination of employment or a change in control. Under this plan, upon involuntary termination of employment without “cause” or termination of employment for “good reason,” Mr. McNeely would be entitled to continuation of base salary for a period of 12 months, an amount equal to the average of the annual bonuses paid to him for the last two full years, and continuation of certain health benefits for a period of 12 months.

Section 9—Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
Exhibit 10.1	Letter agreement regarding Terms of Employment dated August 27, 2010 by and between FreightCar America, Inc. and Joseph E. McNeely.

Exhibit 99.1	Press Release of FreightCar America, Inc. dated August 27, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FreightCar America, Inc.
Date: August 27, 2010	By:	/s/ Laurence M. Trusdell
		Name:	Laurence M. Trusdell
		Title:	General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	Letter agreement regarding Terms of Employment dated August 27, 2010 by and between FreightCar America, Inc. and Joseph E. McNeely.

Exhibit 99.1	Press Release of FreightCar America, Inc. dated August 27, 2010.